CLASS A SHARES DISTRIBUTION PLAN

                             PIONEER SMALL CAP FUND


         CLASS A SHARES DISTRIBUTION PLAN, dated as of ____ __, 1995, of PIONEER SMALL CAP FUND, a Delaware business trust (the "Trust").

                                   WITNESSETH

         WHEREAS, the Trust is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Class A Shares") of each series of the Trust ("Portfolio") in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class A distribution plan (the "Class A Plan") as a plan of distribution pursuant to such Rule;

         WHEREAS, the Trust desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide certain distribution services for the Trust's Class A Shares in connection with the Class A Plan;

         WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in such Rule 12b-1) with PFD, whereby PFD provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of Class A Shares (the "Underwriting Agreement");

         WHEREAS, the Trust also recognizes and agrees that (a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class A Shares in connection with the offering of Class A Shares, (b) PFD may compensate any Dealer that sells Class A Shares in the manner and at the rate or rates to be set forth in an agreement between PFD and such Dealer and (c) PFD may make such payments to the Dealers for distribution services out of the fee paid to PFD hereunder, any deferred sales charges imposed by PFD in connection with the repurchase of Class A Shares, its profits or any other source available to it;

         WHEREAS, the Trust recognizes and agrees that PFD may impose certain deferred sales charges in connection with the repurchase of Class A Shares by the Trust, and PFD may retain (or receive from the Trust, as the case may be) all such deferred sales charges; and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Class A Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class A Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class A Plan will benefit the Trust and its Class A shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class A Plan for the Trust as a plan of distribution of Class A Shares in accordance with Rule 12b-1, on the following terms and conditions:

         1. The Trust may expend pursuant to this Class A Plan amounts not to exceed 0.25% of the average daily net assets attributable to Class A Shares of each Portfolio per annum.

         2. Subject to the limit in paragraph 1, the Trust shall reimburse PFD for amounts expended by PFD to finance any activity which is primarily intended to result in the sale of Class A Shares of the Trust or the provision of services to Class A shareholders of the Trust, including but not limited to commissions or other payments to Dealers and salaries and other expenses of PFD relating to selling or servicing efforts, provided, that the Board of Trustees of the Trust shall approve categories of expenses for which reimbursement shall be made pursuant to this paragraph 2 and, without limiting the generality of the foregoing, the initial categories of such expenses shall be (i) a service fee to be paid to qualified broker-dealers in an amount not to exceed 0.25% per annum of each Portfolio's daily net assets attributable to Class A Shares; (ii) reimbursement to PFD for its expenditures for broker-dealer commissions and employee compensation on certain sales of the Trust's Class A Shares with no initial sales charge; and (iii) reimbursement to PFD for expenses incurred in providing services to Class A shareholders and supporting broker-dealers and other organizations, such as banks and trust companies, in their efforts to provide such services (any addition of such categories shall be subject to the approval of the Qualified Trustees, as defined below, of the Trust). Such reimbursement shall be paid ten (10) days after the end of the month or quarter, as the case may be, in which such expenses are incurred. The Trust acknowledges that PFD will charge an initial sales load or a contingent sales load in connection with certain sales of Class A Shares of the Trust and that PFD will reallow to Dealers all or a portion of such sales loads, as described in the Trust's Prospectus from time to time. Nothing contained herein is intended to have any effect whatsoever on PFD's ability to charge any such sales loads or to reallow all or any portion thereof to Dealers.

         3. The Trust understands that agreements between PFD and Dealers may provide for payment of fees to Dealers in connection with the sale of Class A Shares and the provision of services to Class A shareholders of the Trust. Nothing in this Class A Plan shall be construed as requiring the Trust to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Class A Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer shall provide that such Dealer shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Trust.

         4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

         5. This Class A Plan shall become effective upon approval by (i) a "majority of the outstanding voting securities" of Class A of the Trust, (ii) a vote of the Board of Trustees, and (iii) a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Class A Plan or in any agreement related to the Class A Plan (the "Qualified Trustees"), such votes with respect to (ii) and (iii) above to be cast in person at a meeting called for the purpose of voting on this Class A Plan.

         6. This Class A Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Class A Plan shall expire on _______ __, 199_. This Class A Plan shall automatically terminate upon assignment. In the event of termination or non-continuance of this Class A Plan, each Portfolio has twelve months to reimburse any expense which it incurs prior to such termination or non-continuance, provided that payments by such Portfolio during such twelve-month period shall not exceed 0.25% of each Portfolio's average daily net assets attributable to Class A Shares during such period.

         7. This Class A Plan may be amended at any time by the Board of Trustees, provided that this Class A Plan may not be amended to increase materially the limitation on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class A of the Trust and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. Any amendment of this Class A Plan to increase or modify the expense categories initially designated by the Trustees in paragraph 2 above shall only require approval of a majority of the Trustees and the Qualified Trustees if such amendment does not include an increase in the expense limitation set forth in paragraph 1 above. This Class A Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of the Trust.

         8. In the event of termination or expiration of this Class A Plan, the Trust may nevertheless, within twelve months of such termination or expiration reimburse any expense which it incurs prior to such termination or expiration, provided that payments by the Trust during such twelve-month period shall not exceed 0.25% of the Trust's average daily net assets attributable to Class A Shares during such period and provided further that such payments are specifically approved by the Board of Trustees, including a majority of the Qualified Trustees.

         9. The Trust and PFD shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class A Plan and the purposes for which such expenditures were made.

         10. While this Class A Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         11. For the purposes of this Class A Plan, the terms "assignment," "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

         12. The Trust shall preserve copies of this Class A Plan, and each agreement related hereto and each report referred to in paragraph 9 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

         13. This Class A Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         14. If any provision of this Class A Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.